Exhibit 2

POWER OF ATTORNEY

The undersigned hereby appoints James R. Edwards as his or her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation (together the “Filing Documentation”) which may be required to be filed in his or her individual capacity, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.  The authority of James R. Edwards under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or Schedule 13Gs unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned with respect to the execution and filing of Filing Documentation.

Dated: July 17, 2012

/s/ Walter C. Zable
Walter C. Zable

/s/ Karen F. Cox
Karen F. Cox

Zable QTIP Marital Trust Dated 9/18/78
Survivor’s Trust Created Under the Zable Trust Dated 9/18/1978
Walter J. Zable Special Trust Dated May 6, 2003
Zable Trust Dated September 18, 1978
Zable Reverse QTIP Marital Trust Dated 9/18/78
Zable Non-QTIP Marital Trust Dated 9/18/78

/s/ Walter C. Zable
Walter C. Zable, as Co-Trustee

/s/ Karen F. Cox
Karen F. Cox, as Co-Trustee